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                                                                     Exhibit 2.1


                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

         This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of September 9, 2003, is made and entered into by and among The Elder-Beerman Stores Corp., an Ohio corporation (the "Company"), Wright Holdings, Inc., a Delaware corporation ("Parent"), and Wright Sub, Inc., an Ohio corporation ("Sub"), to amend that certain Agreement and Plan of Merger, dated as of June 25, 2003, by and among the Company, Parent and Sub (the "Merger Agreement"). Defined terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

         WHEREAS, pursuant to Section 5.02, the parties have negotiated certain amendments to the Merger Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         (a) Merger Price Adjustment. The definition of "Merger Price" set forth in Section 2.01(c)(i) of the Merger Agreement is hereby amended to be "$7.05 in cash, without any interest thereon" instead of "$6.00 in cash, without any interest thereon".

         (b) Entire Agreement. Except as amended by this Amendment, the Merger Agreement remains in full force and effect. This Amendment, together with the Merger Agreement, supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof. As of the date hereof, all references to the Merger Agreement shall be deemed to refer to the Merger Agreement as amended by this Amendment.

         (c) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio applicable to a contract executed and performed in such State, notwithstanding any conflict of law provisions to the contrary.

         (d) Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                    [signature page follows on the next page]


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         IN WITNESS WHEREOF, each party hereto has caused this Amendment to be signed by its officer thereunto duly authorized as of the date first above written.

                                    THE ELDER-BEERMAN STORES CORP.


                                    By: /s/ Steven C. Mason
                                       ----------------------------------------
                                    Name:  Steven C. Mason
                                    Title: Chairman of the Board

                                    WRIGHT HOLDINGS, INC.


                                    By:  /s/ Michael T. Sweeney
                                        ---------------------------------------
                                    Name:  Michael T. Sweeney
                                    Title:  President

                                    WRIGHT SUB, INC.


                                    By: /s/ Michael T. Sweeney
                                        ---------------------------------------
                                    Name:  Michael T. Sweeney
                                    Title: President